Exhibit 10(m)12

ANNEX A
TO
ALLETE
EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT GRANT

            The grant of restricted stock units (each , a “RSU”) under the ALLETE Executive Long-Term Incentive Compensation Plan (the “Plan”), evidenced by the Grant to which this is annexed, is subject to the following additional terms and conditions:

1.         Form and Timing of Payment.  Subject to the provisions hereof, each RSU will be paid in the form of one share of ALLETE common stock (each, a “Share”), plus accrued dividend equivalents, which shares will be deposited into an account for the Participant in the ALLETE Invest Direct plan.  Except as otherwise provided in sections 3 and 4, below, payment will be made during the period ending sixty days after the end of the vesting period; provided, however, the Participant will not be permitted, directly or indirectly, to designate the taxable year of the distribution.  Payment will be subject to withholding Shares equal in value to the Participant’s income tax obligation.

2.        Dividend Equivalents. The Participant will receive Dividend Equivalents in connection with the RSU’s granted.  Dividend Equivalents will be calculated and credited to the Participant at the time the underlying RSU’s are paid.  Dividend Equivalents shall be in the form of additional RSU’s, which shall be added to the number of RSU’s subject to the grant, and which shall equal the number of Shares (including fractional Shares) that could have been purchased on the dividend payment dates based on the closing price as reported in the consolidated transaction reporting system on that date with cash dividends that would have been paid on the RSU’s, if such RSU’s were Shares.

3.         Payment Upon Retirement, Death or Disability; Forfeiture Upon Other Termination of Employment or Unsatisfactory Job Performance.

3.1           Subject to Section 3.4 below, if during the vesting period the Participant (i) Retires, (ii) dies while employed by ALLETE or any Related Company, or (iii) becomes Disabled, a portion of the unvested RSU’s subject to the Grant will vest and be paid to the Participant (or the Participant’s beneficiary or estate)  during the period ending sixty days after such event; provided, however, the Participant will not be permitted, directly or indirectly, to designate the taxable year of the distribution. Except as otherwise provided in Section 4, Payment pursuant to this Section 3.1 shall be prorated, after giving effect to the accumulation of Dividend Equivalents, based on the number of whole calendar months within the vesting period that had elapsed as of the date of Retirement, death or Disability in relation to the number of calendar months in the vesting period. For purposes of this calculation, the Participant will be credited with a whole month if the Participant was employed on the 15th of the month.

3.2           Except as otherwise provided in Section 4, if during the vesting period or prior to payment of all RSU’s the Participant has a Separation from Service for any reason other than those specified in Section 3.1 above, all unvested or unpaid RSU’s subject to the Grant will be forfeited on the date of such Separation from Service.

3.3           If during the vesting period or prior to payment of all Shares the Participant is demoted, or if ALLETE determines, in its sole discretion, that the Participant’s job performance is unsatisfactory, ALLETE may cancel or amend the Participant’s grant relating to any unpaid RSU’s, resulting in the forfeiture of some portion or all of the Participant’s unpaid RSU’s.

3.4           Notwithstanding anything herein to the contrary, if the Participant becomes entitled to a payment of the RSU’s by reason of the Participant’s Retirement and if the Participant is a Specified Employee on the date of such Retirement, payment shall not be made until the earlier of: (i) the expiration of the six-month period beginning on the date of Participant’s Retirement, or (ii) the date of the Participant’s death.  The payment to which a Specified Employee would otherwise be entitled during this six-month period shall be paid, together with dividend equivalents that have accrued during this six-month delay, during the seventh month following the date of the Participant’s Retirement, or, if earlier, the date of the Participant’s death.

4.         Change in Control.  Upon a Change in Control, unless the Committee provides otherwise prior to the Change in Control, outstanding unvested RSU’s shall be prorated (as described below) and such prorated RSU’s shall immediately vest and be payable to the Participant during the period ending sixty days after the Change in Control.  The RSU’s will not be subject to proration and immediately vest, however, if and to the extent that the Grant is, in connection with the Change in Control, fully assumed by the successor corporation or parent thereof; in such case, the RSU’s shall be prorated and immediately vest upon a Participant’s termination of employment by the successor corporation for reasons other than cause within 18 months following the Change in Control and be payable to the Participant during the period ending sixty days after the termination of employment.  Any payment on account of or in connection with a Change in Control will be prorated, after giving effect to the accumulation of Dividend Equivalents, based on the number of whole calendar months within the three-year vesting period that had elapsed as of the date of the Change in Control or termination of employment, as applicable, in relation to the number of calendar months in the three-year vesting period. For purposes of this calculation, the Participant will be credited with a whole month if the Participant was employed on the 15th of the month.  In no event will the Participant be permitted, directly or indirectly, to designate the taxable year of the distribution on account of or in connection with a Change in Control.

5.         Compensation Recovery Policy.  The Grant is subject to the terms of any compensation recovery policy or policies established by ALLETE as may be amended from time to time (“Compensation Recovery Policy”). ALLETE hereby incorporates into the Grant the terms of the Compensation Recovery Policy.

6.         Section 409A Compliance.  To the extent that any provision of the Grant would cause a conflict with the requirements of Section 409A or would cause the administration of the Grant to fail to satisfy Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.  Nothing herein shall be construed as a guarantee of any particular tax treatment.

7.          Ratification of Actions.  By receiving the Grant or other benefit under the Plan, the Participant and each person claiming under or through Participant shall be conclusively deemed to have indicated the Participant’s acceptance and ratification of, and consent to, any action taken under the Plan or the Grant by ALLETE, the Board, or the Committee.

8.          Notices.  Any notice hereunder to ALLETE shall be addressed to ALLETE, 30 West Superior Street, Duluth, Minnesota 55802, Attention:  Manager - Executive Compensation and Employee Benefits, Human Resources, and any notice hereunder to the Participant shall be directed to the Participant’s address as indicated by ALLETE’s records, subject to the right of either party to designate at any time hereafter in writing some other address.

9.          Governing Law and Severability.  To the extent not preempted by the Federal law, the Grant will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflicts of law provisions.  In the event any provision of the Grant shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Grant, and the Grant shall be construed and enforced as if the illegal or invalid provision had not been included.

10.        Definitions.  Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan.  The following definitions apply to the Grant and this Annex A:

 10.1          “Change in Control” means the earliest of:

(i)
the date any one Person, or more than one Person acting as a group (as the term “group” is used in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock previously held by the acquirer, constitutes more than fifty (50%) percent of the total fair market value or total voting power of Company stock.  If any one Person, or more than one Person acting as a group, is considered to own more than fifty (50%) percent of the total fair market value or total voting power of Company stock, the acquisition of additional stock by the same Person or Persons acting as a group does not cause a Change in Control.  An increase in the percentage of stock owned by any one Person, or Persons acting as a group, as a result of a transaction in which Company acquires its stock in exchange for property, is treated as an acquisition of stock;

(ii)
the date any one Person, or more than one Person acting as a group (as the term “group” is used in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that Person or Persons) ownership of Company stock possessing at least thirty (30%) percent of the total voting power of Company stock;

(iii)
the date a majority of the members of the Company’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of appointment or election; or

(iv)
the date any one Person, or more than one Person acting as a group (as the term “group” is used in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that Person or Persons) assets from the Company that have a total gross fair market value equal to at least forty (40%) percent of the total gross fair market value of all the Company’s assets immediately prior to the acquisition or acquisitions.  For this purpose, “gross fair market value” means the value of the corporation’s assets, or the value of the assets being disposed of, without regard to any liabilities associated with these assets.

In determining whether a Change in Control occurs, the attribution rules of Code section 318 apply to determine stock ownership.  The stock underlying a vested option is treated as owned by the individual who holds the vested option, and the stock underlying an unvested option is not treated as owned by the individual who holds the unvested option.  The term “Person” used in this definition means any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, firm, association, organization or other entity or any governmental or quasi-governmental authority, organization, agency or body.

10.2           “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time

10.3           “Disability” or “Disabled” means a physical or mental condition in which the Participant is:

(i)
unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;

(ii)
by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Employer’s accident and health plan;

(iii)	determined to be totally disabled by the Social Security Administration; or

(iv)
disabled pursuant to an Employer-sponsored disability insurance arrangement provided that the definition of disability applied under such disability insurance program complies with the foregoing definition of Disability.

10.4           “Related Company” means the ALLETE, Inc. and all persons with whom the ALLETE, Inc. would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control); provided that in applying Code sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code sections 1563(a)(1), (2), and (3), and in applying Treasury Regulations section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulations section 1.414(c)-2.

10.5           “Retirement” or “Retires” means Separation from Service, for reasons other than death or Disability, on or after attaining normal retirement age or early retirement age as defined in the most applicable qualified retirement plan sponsored by the Related Company that employed  the Participant immediately preceding the Separation from Service, without regard to whether the Participant is a participant in such plan, or if the employer Related Company does not sponsor such retirement plan, on or after attaining Normal Retirement Age or Early Retirement Age as defined in the Minnesota Power and Affiliated Companies Retirement Plan A, without regard to whether the Participant is a participant under the Minnesota Power and Affiliated Companies Retirement Plan A.

10.6           “Section 409A” means Section 409A of the Code and Treasury Regulations section 1.409A-1 et seq., as they both may be amended from time to time, or other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

10.7           “Separation from Service” means that the Participant terminates employment within the meaning of Treasury Regulations section 1.409A-1(h) and other applicable guidance with all Related Companies.  Whether a termination of employment has occurred is determined under the facts and circumstances, and a termination of employment shall occur if all Related Companies and the Participant reasonably anticipate that no further services shall be performed after a certain date or that the level of bona fide services the Participant shall perform after such date (as an employee or an independent contractor) shall permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Related Companies if the Participant has been providing services to the Related Companies less than 36 months).  A Participant shall not be considered to separate from service during a bona fide leave of absence for less than six (6) months or longer if the Participant retains a right to reemployment with any Related Company by contract or statute.  With respect to disability leave, a Participant shall not be considered to separate from service for 29 months unless the Participant otherwise terminates employment or is terminated by all Related Companies.

10.8	“Specified Employee” means an Participant who is subject to the six-month delay rule described in Code section 409A(2)(B)(i), determined in accordance with guidelines adopted by the
Board from time to time as permitted by Section 409A of the Code and Treasury Regulations section 1.409A-1 et seq., as they both may be amended from time to time, and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.